Exhibit 99.1
Reynolds American Inc.
P.O. Box 2990
Winston-Salem, NC 27102-2990

Contact:	Investor Relations:	Media:	RAI 2010-21
	Morris Moore	Maura Payne
	(336) 741-5165	(336) 741-6996
Reynolds American announces executive appointments;
elects Daly to board
WINSTON-SALEM, N.C. — Dec. 3, 2010 — Reynolds American Inc. (NYSE: RAI) announced several executive appointments today, and the election of John P. Daly, chief operating officer of British American Tobacco p.l.c. (BAT), to the RAI board of directors.
In October, RAI announced that its chairman, president and chief executive officer, Susan M. Ivey, plans to retire on February 28, 2011. Thomas C. Wajnert became chairman of RAI’s board of directors on Nov. 1, 2010. Daniel M. Delen was named to replace Ivey as president and CEO of RAI, effective March 1, 2011. Delen is currently chairman, president and CEO of R.J. Reynolds Tobacco Co., and will become president- and CEO-elect of RAI on Jan. 1, 2011.
Andrew D. Gilchrist, 38, has been promoted to president and chief commercial officer of R.J. Reynolds Tobacco Co., effective Jan. 1, 2011. Gilchrist is currently executive vice president and chief information officer of RAI Services Co., a subsidiary of Reynolds American that provides certain services to RAI and its operating companies through services agreements. He also serves as executive vice president and chief financial officer of R.J. Reynolds Tobacco Co.
Randall M. Spach, 51, currently vice president of operations at American Snuff Co., has been named president of that company, effective Jan. 1, 2011. Bryan K. Stockdale, 52, currently president and CEO of American Snuff Co., plans to retire on March 31, 2011.
Thomas R. Adams, 60, currently executive vice president and chief financial officer of RAI and RAI Services, will also take on the role of chief information officer, effective Jan. 1, 2011. RAI’s business development function will also begin reporting to Adams at that time.
As part of a reorganization of the RAI Services law department undertaken by E. Julia (Judy) Lambeth, currently executive vice president and general counsel of RAI, some roles in the department have been realigned. As a result, Lambeth, 59, will leave the company at year-end 2010. Martin L. Holton III, 53, who is currently senior vice president and deputy general counsel of RAI Services and senior vice president, general counsel and secretary of R.J. Reynolds Tobacco Co., has been named executive vice president and general counsel of RAI, effective Jan. 1, 2011.
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Mark A. Peters, 45, currently vice president of finance for RAI Services, will be promoted to senior vice president of decision support for RAI Services. He will also serve as chief financial officer of R.J. Reynolds Tobacco Co.
“Having leadership-level internal candidates of this caliber is a testament to investment in talent development and succession planning over the years by Reynolds American and its operating companies,” said Susan Ivey, RAI’s president and CEO. “We are very fortunate to have highly experienced professionals ready to step up and take the companies to the next level of success and leadership,” she said.
In addition to these executive changes, the RAI board of directors also elected John P. Daly, 54, to membership on the board, to fill the vacancy created by Nicandro Durante’s resignation. Durante is currently BAT’s chief executive designate, and will become BAT’s chief executive in February 2011. He had served on RAI’s board since December 2008. Daly’s election to board membership was effective Dec. 1, 2010.
Web Disclosure
RAI’s website, www.ReynoldsAmerican.com, is the primary source of publicly disclosed news about RAI and its operating companies. We use the website as our primary means of distributing quarterly earnings and other company news. We encourage investors and others to register at www.ReynoldsAmerican.com to receive alerts when news about the company has been posted.
ABOUT US
Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; American Snuff Company, LLC; Santa Fe Natural Tobacco Company, Inc.; and Niconovum AB.
•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. The company’s brands include five of the 10 best-selling cigarettes in the U.S.: Camel, Pall Mall, Winston, Doral and Kool.

•	American Snuff Company, LLC (formerly Conwood Company, LLC) is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Kodiak, Grizzly and Levi Garrett. American Snuff Co. also sells and distributes a variety of tobacco products manufactured by Lane, Limited, including Winchester and Captain Black little cigars, and Bugler roll-your-own tobacco.

•	Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other additive-free tobacco products, and manages and markets other super-premium brands.

•	Niconovum AB markets innovative nicotine replacement therapy products in Sweden and Denmark under the Zonnic brand name.
Copies of RAI’s news releases, annual reports, SEC filings and other financial materials, including risk factors containing forward-looking information, are available at www.ReynoldsAmerican.com.
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